August ___, 2023

Name
email@momentus.space

RE: Change in Control Provision

Dear Name,

Momentus Inc. (the “Company”) is offering you the change in control benefit of accelerated vesting of your outstanding and unvested equity awards upon the terms and conditions described below. Capitalized terms used but not defined in this letter agreement (this “Letter”) shall have the meaning ascribed to them in the Momentus Inc. 2021 Equity Incentive Plan (the “Plan”), a copy of which is included with this Letter.

If you remain in continuous service as a Service Provider through the consummation of a Change in Control of the Company, then all outstanding and unvested equity awards granted to you by the Company or any affiliate shall vest in full immediately prior to, and contingent upon, the consummation of such Change in Control.

Except as modified or amended in this Letter, no other term or provision of any Award is amended or modified in any respect. This Letter cannot be modified or amended except in writing signed by you and an authorized officer of the Company. You and the Company further agree that this Letter does not constitute grounds for or otherwise trigger any severance or other benefits to you pursuant to any other arrangement between you and the Company.

Please note that your employment remains “at will,” meaning either you or the Company have the right to terminate your employment without prior notice at any time and for any reason. Your continued service and commitment to the Company is deeply appreciated, and we look forward to your continued contributions. Please do not hesitate to contact Human Resources should you have any questions.

Regards, John Rood Chief Executive Officer	EMPLOYEE ACCEPTANCE AND SIGNATURE: __________________________________ Name __________________________________ Date